Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release

Regeneron Converts Interleukin-1 Antibody Opt-In Rights to Royalty Agreement

Tarrytown, NY (June 11, 2009) -- Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) announced today that it has entered into two royalty agreements with Novartis Pharma AG that replace a previous collaboration and license agreement.

Under the first royalty agreement, Regeneron is entitled to receive royalties on worldwide sales of Novartis’ canakinumab (ACZ885), a fully human anti-interleukin-IL1ß antibody currently under regulatory review to treat cryopyrin-associated periodic syndrome (CAPS) and in development for other inflammatory diseases. On the basis of the same agreement Regeneron waives its rights to opt-in to the development and commercialization of canakinumab.

Under the second royalty agreement, Novartis is entitled to receive royalties on worldwide sales of a second-generation interleukin-1 Trap, should Regeneron decide to proceed in the development of this Trap.

The financial terms of both agreements are identical in relation to stepped royalties to be paid on the basis of future sales. They do not include any upfront or milestone payments or any sharing of development expenses.

The royalty agreements replace a 2003 collaboration and license agreement under which Regeneron had the right to opt in to the development and commercialization of Novartis’ interleukin-1 antibody and Novartis had the right to opt in to the development and commercialization of Regeneron’s second-generation interleukin-1 Trap. That collaboration and license agreement has been terminated.

About Regeneron Pharmaceuticals
Regeneron is a fully integrated biopharmaceutical company that discovers, develops, and commercializes medicines for the treatment of serious medical conditions. In addition to ARCALYST® (rilonacept) Injection for Subcutaneous Use, its first commercialized product, Regeneron has therapeutic candidates in clinical trials for the potential treatment of cancer, eye diseases, inflammatory diseases, and pain, and has preclinical programs in other diseases and disorders. Additional information about Regeneron and recent news releases are available on Regeneron’s web site at www.regeneron.com.

Forward Looking Statement
This news release discusses historical information and includes forward-looking statements about Regeneron and its products, development programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of Regeneron’s drug candidates, determinations by regulatory and administrative governmental authorities which may delay or restrict Regeneron’s ability to continue to develop or commercialize its product and drug candidates, competing drugs that are superior to Regeneron’s product and drug candidates, uncertainty of market acceptance of Regeneron’s product and drug candidates, unanticipated expenses, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement, including Regeneron’s agreements with the sanofi-aventis Group and Bayer HealthCare, to be canceled or to terminate without any product success, risks associated with third party intellectual property, and other material risks. A more complete description of these and other material risks can be found in Regeneron’s filings with the United States Securities and Exchange Commission (SEC), including its Form 10-K for the year ended December 31, 2008 and Form 10-Q for the quarter ended March 31, 2009. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise unless required by law.

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Contacts Information:

Peter Dworkin	Laura Lindsay
Investor Relations	Media Relations
914.345.7640	914.345.7800
peter.dworkin@regeneron.com	laura.lindsay@regeneron.com

Olga Flemming
Media Relations
212.845.5636
oflemming@biosector2.com